Exhibit 5.1

19 November 2025

To:

Brera Holdings PLC

Connaught House

One Burlington Road

Dublin 4

D04 C5Y6

Re: Brera Holdings Public Limited Company – CRO No. 721923 (the Company)

Dear Sirs,

1. Introduction

We are instructed as Irish solicitors by the Board of Directors of the Company to provide certain Irish Law legal advice in connection with a registration statement (the “Registration Statement”) on Form F-3, including prospectus dated November 19, 2025 (the “Prospectus”) related to an automatic shelf registration statement filed with the U.S. Securities and Exchange Commission, relating to the shelf registration under the U.S. Securities Act of 1933, as amended of:

(A) up to 156,602,916 of our Class B Ordinary Shares, nominal value, $0.05 per share (“Class B Ordinary Shares”) consisting of:

(i)	61,505,516 Class B Ordinary Shares issued to the investors in the PIPE Offering (as defined in the Registration Statement)(the “PIPE Shares”);

(ii)	10,372,130 Class B Ordinary Shares issued to the Strategic Advisors (as defined in the Registration Statement) upon the partial exercise of the Strategic Advisor Pre-Funded Warrants (as defined in the Registration Statement) and the exercise in full of the WPA Investor Warrants (as defined in the Registration Statement) (the “Strategic Advisor Shares”);

(iii)	1,000,334 Class B Ordinary Shares issued to Daniel J. McClory or entities owned and controlled by Daniel J. McClory (the “McClory Shares”);

(iv)	5,858,695 Class B Ordinary Shares issued to Boustead & Company Limited upon the exercise in full of three Class B Ordinary Share purchase warrants (the “BCL Shares”);

(v)	93,887 Class B Ordinary Shares issued to Boustead Securities, LLC upon the exercise in full of several warrants (the “BSL Shares”);

(vi)	131,821 Class B Ordinary Shares issued to investors upon conversion of Class B Ordinary Shares (the “Series B Conversion Shares”);

(vii)	785,971 shares issued to certain legacy shareholders of the Company (the “Legacy Shares”);

(viii)	up to 5,161,152 Class B Ordinary Shares issuable upon the exercise of the PIPE Pre-Funded Warrants (as defined in the Registration Statement), which have an exercise price of $0.05 per share (the “PIPE Pre-Funded Warrant Shares”);

(ix)	up to 66,666,668 Class B Ordinary Shares issuable upon exercise of the PIPE Common Warrants (as defined in the Registration Statement), which have an exercise price of $6.75 per share (the “PIPE Warrant Shares”);

(x)	up to 3,333,330 Class B Ordinary Shares issuable to the Strategic Advisors upon exercise of the Strategic Advisor Pre-Funded Warrants (as defined in the Registration Statement) which have an exercise price of $0.05 per share (the “Strategic Advisor Pre-Funded Warrant Shares”);

(xi)	up to 1,666,667 Class B Ordinary Shares issuable upon exercise of the Strategic Advisor Common Warrants 1 (as defined in the Registration Statement) which have an exercise price of $6.75 per share (the “Strategic Advisor Shares”); and

(xii)	16,000 Class B Ordinary Shares issued to investors upon conversion of Series A Preferred Stock (the “Series A Conversion Shares”); and

(xiii)	10,745 Class B Ordinary Shares issuable upon warrants issued to certain legacy shareholders of the Company (the “Legacy Warrant Shares”),

(B) warrants to purchase 76,827,817 Class B Ordinary Shares, consisting of:

(i)	the PIPE Pre-Funded Warrants to purchase up to 5,161,152 Class B Ordinary Shares;

(ii)	the PIPE Common Warrants to purchase up to 66,666,668 Class B Ordinary Shares,

(iii)	Strategic Advisor Pre-Funded Warrants to purchase up to 3,333,330 Class B Ordinary Shares, and

(iv)	the Strategic Advisor Common Warrants 1 to purchase up to 1,666,667 Class B Ordinary Shares.

We refer to the (i) PIPE Shares, (ii) the PIPE Pre-Funded Warrants, (iii) the PIPE Common Warrants, (iv) PIPE Pre-Funded Warrant Shares; (v) PIPE Warrant Shares, (vi) Strategic Advisor Shares, (vii) Strategic Advisor Pre- Funded Warrants, (viii) Strategic Advisor Common Warrants 1, (ix) Strategic Advisor Warrant Shares, (x) Legacy Shares, (xi) McClory Shares, (xii) BCL Shares, (xiii) BSL Shares, (xiv) Series A Conversion Shares, (xv) Series B Conversion Shares and (xvi) Legacy Warrant Shares, collectively as the “Securities” in this Legal Opinion.

(the Transaction)

This legal opinion is issued pursuant to the Legal Matters section of the Registration Statement (the “Legal Opinion”).

In providing this Legal Opinion, we put you on express notice that we have reviewed only the documents listed in listed in Part 1 of Schedule 1 (each a “Document” and collectively, the “Documents”) and undertaken only the searches and enquiries in relation to the Company described in Part 2 of Schedule 1 (the Searches). We have reviewed no other documents and have undertaken no other searches or enquiries.

2. Opinions

Based only on our review of the Documents and upon the assumptions set out in Schedule 2, and subject to all applicable bankruptcy, insolvency, liquidation, examinership, re-organisation, moratorium and other laws relating to the enforcement of creditors' rights generally and the qualifications set out in Schedule 3, we are of the following opinions as at today’s date:

1)	Status and Incorporation: The Company is a public limited company duly incorporated under the laws of Ireland, is in good standing and is validly existing under the laws of Ireland. The Company has its registered office at 5th Floor Rear, Connaught House, 1 Burlington Road, Dublin 4, Ireland registered in the Companies Registration Office under company number 721923. As of the date hereof, the Company’s status is normal in the Companies Registration Office and there is no insolvency proceedings recorded as pending against the Company in the Companies Registration Office.

2)	Capacity: Pursuant to its current Constitution (the “Constitution”) the Company has the power and capacity to enter into, execute and perform its obligations as contemplated in the Documents.

3)	Duly Authorized. The Registration Agreement has been duly authorized by all necessary corporate actions on the part of the Company and has been duly executed and delivered by the Company.

4)	Capital Stock. The authorised capital stock of the Company consists of 5,000,000 Class A ordinary shares with a nominal value of $0.05 each, 10,025,000,000 Class B ordinary shares ordinary shares with a nominal value of $0.05 each, and 50,000,000 preferred shares with a nominal value of $0.005 each.

5)	No Conflict: The execution and delivery of the Documents do not, and the performance by the Company of its obligations under the Documents will not, conflict with or result in a breach of any of the terms or provisions of the Constitution or any law, public rule or regulation applicable to the Company currently in force in Ireland.

6)	No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in Ireland in connection with:

(a)	the execution, creation or delivery of the Documents by and on behalf of the Company;

(a)	enforcement of the Documents against the Company; or

(b)	the performance by the Company of its obligations under the Documents.

7)	The Securities have been duly authorized for issuance, and when the Securities are issued and paid for in accordance with the Registration Statement, they will be validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of the Securities are not liable, solely by virtue of holding such Securities, for additional assessments or calls on such Securities by the Company or its creditors) shares in the capital of the Company.

8)	Decision/Consents: There are no further requirements to undertake any formal approval process by the Company in Ireland for entry into the Transaction.

3 Reliance

This Legal Opinion is solely for your benefit, solely for the purpose of the Registration Statement and may be relied on only by you. It may not be relied on for any other purpose or disclosed to, used by or circulated to any other person without our prior written consent in each instance which consent shall be at our absolute discretion.

We consent to the filing of this Legal Opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. We accept no liability to any recipient to which this Legal Opinion is disclosed in breach of this part 3.

We have taken instructions solely from the Company for the purpose of preparing the Legal Opinion.

This Legal Opinion is given by Clark Hill Solicitors LLP and no partner, member, or employee assumes any personal responsibility for it or shall owe any duty of care in respect of it.

4 Scope

The opinions in this Legal Opinion are strictly limited to the matters stated in part 2 and do not extend to any other matters.

We express no opinion on any taxation matters whether connected with the Transaction or otherwise.

We express no opinion on matters of fact. We have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this Legal Opinion, or that no material facts have been omitted from such documents.

This Legal Opinion and any non-contractual obligation arising out of it is given only in relation to Irish law as applied by the Irish courts as at the date of this Legal Opinion. By giving this Legal Opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this Legal Opinion, or otherwise to update this letter in any respect.

We express no opinion on and have taken no account of the laws of any jurisdiction other than Ireland.

Yours faithfully

/s/ Clark Hill Solicitors LLP
Clark Hill Solicitors LLP

SCHEDULE 1

PART 1

Documents

The Registration Statement on Form F-3 filed with the Securities and Exchange Commission on November 19, 2025 (the “Registration Statement”) for the purposes of the shelf registration process.

A written resolution of the board of directors of the Company dated November 17, 2025 (the “Board Resolution”),

Letter of Status from the Companies Registration Office dated November 17, 2025,

Companies Registration Office Printout dated November 19, 2025,

The certificate of incorporation of the Company (the “Charter”),

The Constitution of the Company,

The documents listed above are referred to as the “Documents” and individually a “Document”.

PART 2

Searches

Searches made against Company by independent law searchers on our behalf on November 19, 2025:

(a)	on the file of the Company maintained by the registrar of companies in the Companies Registration Office;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like;

(c)	in the Central Office of the High Court for any petitions for winding up filed in respect of the Company; and

(d)	in the Central Office of the High Court for any proceedings filed against the Company.

SCHEDULE 2

Assumptions

The opinions in part 2 of this Legal Opinion are made based on the following assumptions which we have made without independent verification:

1. That the Documents are complete, properly under seal as and where required by law and the Company constitution, authentic and up-to-date and that all copy documents are complete and accurate copies of the originals without any amendment or modification, that unsigned or unexecuted documents reviewed by us will be duly executed in the same form as that reviewed by us, all signatures and seals on the Documents are genuine, that any natural person who has signed a document has capacity to do so and is the person authorised in the Board Resolution, each party to the Documents has the capacity, power and authority to execute the Documents to which it is a party and to exercise its rights and perform its obligations under the Documents to which it is a party and in each case the Document has been authorize, executed and delivered by and to the said parties and that no Transaction is subject to an escrow, equivalent or like arrangement.

2. That the Securities will be issued and sold strictly in the manner and in the amounts provided for in the Documents.

3. The Documents constitute valid, legally binding and enforceable obligations of each of the parties under all applicable laws including where executed by electronic signature (other than Ireland)and to the extent that laws or regulations of any other jurisdiction may be relevant to parties and/or the Transaction such laws do not prohibit, and are not inconsistent with, the entry into and performance of any of the obligations created, rights given or transactions contemplated as part of the Documents .

4. That there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on any of the matters opined on in this Legal Opinion, including the execution of the Documents.

5. That each of the statements made in the Corporate Certificate and each of the documents attached to the Corporate Certificate is true, accurate and complete as of the date of this Legal Opinion.

6. That the resolutions of the board of directors of the Company in the Board Resolution are accurately and completely recorded have not been amended or rescinded and are in full force and effect.

7. That the provisions of the Documents do not breach and are not prohibited by or inconsistent with any other agreement or instrument binding on the Company, the directors of the Company acted in good faith, entered into the Documents for bona fide commercial reasons, on arm’s length terms and that it is in the interests of and will commercially benefit the Company to enter into the Documents and where a director has a personal interest, this has been declared to the directors of the Company.

8. The Company is able to pay its debts (within the meaning of section 570 of the Companies Act 2014) at the time of entering into the Documents and will not become unable to pay its debts as a result of doing so. The Company has not passed any resolution for its winding-up or dissolution and no proceedings have been commenced or steps taken for its winding-up or for the appointment of an administrator, a liquidator, or receiver in relation to the Company or any of its assets or revenue. No analogous procedure or step has been taken in any jurisdiction in relation to the Company.

9. That any and all authorisation, consent or approval from any public, administrative or governmental body required by the Company in any jurisdiction in relation to the transactions contemplated by the Documents has been obtained and the Company has complied, and will continue to comply, with any conditions attaching to such authorisations, consents or approvals.

10. That all Securities to be issued and sold pursuant to the Transaction will have been issued and sold in compliance with all laws (other than Irish law), including applicable federal and state securities laws of the United States of America in the manner provided for in the Documents.

11. That the Company its servants, employees and agents were not induced by and did not themselves seek to induce any other party by means of, bad faith, fraud, misrepresentation, coercion, duress, undue influence or any similar circumstance the entering into of the Documents, and none of the parties is or will be seeking to achieve any benefit or purpose not apparent from the Documents which might render any of them illegal, void or unenforceable and there are no undisclosed agreements or arrangements in existence which in any way amend, or vary the terms of the Documents or the respective rights and interests of the parties to them that could affect the conclusions in this Legal Opinion.

12. That the representations and warranties by any of the parties to the Documents are and will, when made and/or repeated or when deemed made and/or repeated, in each case, be true, complete and accurate in all material respects.

13. That, the Company is not giving any financial assistance for the purposes of acquiring shares in the Company and for the purposes of section 239 of the Irish Companies Act 2014, the Company is not:

(a)	making a loan or quasi-loan;

(b)	entering into a credit transaction as creditor; or

(c)	entering into a guarantee or providing any security in connection with a loan, quasi-loan or credit transaction made by any other person,

to or provided for or in connection with a person who is a director of the Company or of its holding company or to or for a person connected with such director.

14. That the information disclosed by the Searches is true, accurate, complete and up to date in all respects. There is no information which should have been disclosed by those Searches or otherwise that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date that those Searches were made and that there is no other fact, matter or document which would, or might, affect this Legal Opinion that was not revealed by the Documents or the Searches made.

15. That the shares in the capital of the Company will not be listed or admitted to trading on any stock exchange or public market other than under than the listing arrangements disclosed.

16. Any non-cash asset accepted as consideration by the Company for the issue of Securities has been appropriately valued and section 1029(4) of the Irish Companies Act 2014 does not apply to any such consideration, the value of the consideration accepted by the Company will equate to the nominal value plus the share premium when issued and no person has made a statement to which section 1030(4) of the Irish Companies Act 2014 applies that is, a statement which is false or misleading as to the value of such consideration.

17. The parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering and human rights laws and regulations and there is nothing in the Transaction that is inconsistent with all such laws and regulations.

18. That the Irish Takeover Panel Rules, as in force at the date of this Legal Opinion, have been duly complied with in all material respects by all relevant parties, and that no waiver, dispensation, derogation, or determination of the Irish Takeover Panel applies to the matters considered herein, other than as expressly disclosed to us.

19. That the Irish Takeover Panel will exercise its functions and exercise its functions in a lawful, rational and non-arbitrary manner, and will not vary, revoke, reinterpret or otherwise alter its published rules or practice in a way that would materially affect the conclusions expressed in this Legal Opinion.

20. The accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us.

SCHEDULE 3

Qualifications

The opinions in part 2 of this Legal Opinion are made subject to the following qualifications:

1.	The searches and enquiries listed in Schedule 1 Part 2 of this Legal Opinion are not conclusively capable of revealing whether or not (i) a winding up order has been made or a resolution passed for the winding up of the Company or (ii) a liquidator, administrator or other manager has been appointed as notice of these matters may not be filed immediately and, when filed, may not be entered on the public file immediately (and in addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition has been presented);

2.	Under the laws of Ireland, a person who is not a party to any agreement is unable to enforce it.

3.	In order to continue in good standing under the laws of Ireland, the Company is required, inter alia, to pay annual fees to and file annual returns with the Companies Registration Office.

4.	This Legal Opinion is subject to all insolvency, bankruptcy, liquidation, receivership, moratorium, reorganisation or similar laws affecting the rights of creditors (including secured creditors) generally.

5.	This Legal Opinion is based on information available as of the date of signature of this Legal Opinion, and we undertake no obligation to update the Legal Opinion subsequently.

6.	We have made no investigation as to whether or not sanctions may affect the Transaction at the date of this Legal Opinion. Any obligation or right of a party to a Document who is directly or indirectly subject to sanction imposed or recognized by Ireland is void.

7.	We have made no investigation and express no opinion as to the adequacy of the consideration received or to be received by the Company.

8.	We have prepared this Legal Opinion on a diligent and careful basis. Our liability in respect of any error, omission, misstatement or negligence in providing this Opinion shall be capped and restricted to the sum of $50,000,000 (fifty million US Dollars) in aggregate.

9.	The Irish Takeover Panel has broad statutory powers of interpretation, discretion and intervention under the Irish Takeover Panel Act 1997 (as amended) and the Irish Takeover Panel Rules. We express no opinion as to how the Irish Takeover Panel may exercise such powers in practice, or as to the likelihood of the Irish Takeover Panel granting any waiver, dispensation or derogation from the application of the Irish Takeover Rules.